Issuer Free Writing Prospectus Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Registration Statement No. 333 - 254943 April 6, 2022 LYTUS TECHNOLOGIES HOLDINGS PTV. LTD. F REE W RITING P ROSPECTUS This free writing prospectus relates to the proposed public offering of units, each unit consisting of one common share and one warrant, each warrant exercisable for one common share, of Lytus Technologies Holdings PTV . Ltd . (the “Company”) that has been registered on a Registration Statement on Form F - 1 (No . 333 - 254943 ) (the “Registration Statement”) and should be read together with the preliminary prospectus dated March 30 , 2022 related to the Registration Statement as filed with the Securities and Exchange Commission (the “SEC”) on March 30 , 2022 , which can be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 0001816319 / 000121390022016251 /ff 12022 a 12 _lytustech . htm . The Company has filed the preliminary prospectus supplement with the SEC for the offering to which this communication relates . Before you invest, you should read the preliminary prospectus and other documents the Company has filed with the SEC for more complete information about the Company and this offering . You may obtain these documents for free by visiting EDGAR on the SEC web site at www . sec . gov . Alternatively, the Company, any underwriter, or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement if you request it by emailing syndicate@aegiscap . com .

Company Presentation Filed pursuant to Rule 433 of the Securities Act of 1933 Issuer Free Writing Prospectus dated April 6, 2022 Relating to the Preliminary Prospectus dated March 30, 2022 Registration Statement File No. 333 - 254943

Forward Looking Statements Certain of the information contained in this presentation may contain “forward - looking information . ” Forward - looking information and statements may include, among others, statements regarding the future plans, costs, objectives or performance of Lytus Technologies Holdings PTV . Ltd . (the “Company”), or the assumptions underlying any of the foregoing . In this presentation, words such as “may,” “would,” “could,” “will,” “likely,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” and similar words and the negative form thereof are used to identify forward looking statements . Forward - looking statements should not read as guarantees of future performance or results, and will not necessarily be accurate indications of whether, or the times at which, such future performance will be achieved . Forward - looking statements and information are based on information available at the time and/or management’s good - faith belief with respect to future events and are subject to known or unknown risks, uncertainties, assumptions and other unpredictable factors, many or which are beyond the Company’s control . These risks, uncertainties and assumptions include, but are not limited to, those described under “Risk Factors” in the Company’s preliminary prospectus dated March 30 , 2022 , as may be amended, supplemented or superseded from time to time by other reports that the Company files with the SEC . The Company does not intend, nor does the Company undertake any obligation, to update or revise any forward - looking information or statements contained in this presentation to reflect subsequent information, events or circumstances or otherwise, except if required by applicable laws .

Offering Details Issuer Lytus Technologies Holdings PVT. Ltd. Proposed Ticker / Exchange LYT / NASDAQ Capital Markets The proposed symbols are “LYT” for the common shares and “LYTWW” for the warrants. Offering Type Initial Public Offering Shares Offered 3,246,754 units, each unit consisting of one common share and one warrant, each warrant exercisable for one common share. Price Range $4.75 to $6.75 Use of Proceeds We intend to use the net proceeds received from the offering for the following: • An aggregate of $ 9 . 05 million for the acquisition of customers and 51 % of the shares of a licensed cable company • $ 5 million for general corporate purposes, primarily related to our precursor initiatives for the launch of our offerings in the telemedicine space and repayment of $ 1 million of bridge loan to the lender • $ 3 million for future development of assets, mainly the upgrade of our streaming devices, purchase and development of software applications for telemedicine services, purchasing of health monitoring devices and memory capacity for third party marketplace (Android market - place) and software applications .

Lytus is a high - growth platform services company providing value - added content and streaming services to over 8 million active users with telemedicine services . Lytus strives to provide a global target audience with unmatched value - added services through its centralized platform in the US and India Lytus has exclusive access to a network of 25,000 kilometers of deployed fiber and broadband infrastructure Lytus currently offers IPTV multicast streaming services in India and has rolled out its telemedicine platform in the US and India. It plans to launch additional services for its rapidly growing customer base Lytus has multiple strategic partnerships for telehealth research, connected devices and delivery, along with original content providers and aggregators in the US and India Company Overview 1. Commencement 2. Target Market 3. Network and Infrastructure 4. Offerings 5. Partnership

Company Highlights Infrastructure Exclusive access to over 25,000 Kms of fiber optic cable infrastructure Streaming / Telecast Currently over 450+ channels on telecast platform in India and developing SVOD services in the US Existing Business Reach Existing telemedicine operations across the US & India Customer Base Over 8 million active users Net Income Positive Net Income for FYE March 31, 2020, March 31, 2021 and Sept 30, 2021 Revenue $16.5 Million in Revenue for FYE March 31, 2021 and $8 Million in Revenue for interim Sept 30, 2021

JAGJIT SINGH KOHLI Chief Executive Officer - India SHREYAS SHAH Chief Financial Officer DHARMESH PANDYA Chief Executive Officer Jagjit Singh Kohli is an Engineer and is a pioneer in the Indian Cable TV and broadcasting industry with several achievements to his credit . He was among the first to start Cable TV services in the India . Leadership Team Shreyas Shah is a Chartered Accountant from India and Advanced LLM from the Netherlands ( 2011 - 12 ) with over 15 years experience . His expertise includes, developing and implementing innovative, growth focused commercial strategy, focusing primarily on new product areas and emerging markets, while analysing, managing and mitigating potential legal, tax and financial risks . He started his career with Big Four accounting firms in India . Dharmesh Pandya is the Founder and CEO of Lytus Technologies . He is a Technology, Tax and Corporate lawyer with over 25 years’ experience . He started his career with Big Four accounting firms in New York and helped build their International and Emerging Market Practices . He later joined the international practice of DLA Piper in Silicon Valley where he set up and advised several technology companies globally . He is a graduate of Harvard Law School . SANJEIIV CHAUDHRY Independent Director & Mentor Telemedicine JAMES TUCHI Head of Telemedicine RAJEEV KHEROR Head of Global OTT Dr . Chaudhry is an accomplished healthcare consultant and strategic advisor with over four decades of global multi - industry experience . He was CEO and Managing Director of leading diagnostics and drug delivery innovations companies in Asia . Since June 2016 , Dr . Chaudhry has been serving as a strategy consultant, providing advisory and consulting services on M&A opportunities, project strategy and new markets entry . Dr . Chaudhry received his PhD in International Business from Columbia University in 1988 . Jim Tuchi is the Founder of Global Health Sciences, Inc . , an advanced telemedicine operating platform that has been developed over 35 years by introducing new technology - based solutions into the delivery of health care services and promoting remote patient monitoring applications . Rajeev Kheror is a digital, broadcasting and film business expert with thirty years of international media industry experience . He has built 17 digital and broadcasting platforms worldwide, led the custodianship for 1 . 3 + billion viewers and has lived and worked in four continents . He is a presiding judge for global awards, advisor to international film festivals, a world cinema columnist and a media business strategy consultant . He is a member of the Television Academy of Arts & Sciences, a gold medalist from Asian Academy of Film & Television .

TELEMEDICINE SERVICES • Direct one to one E - Doctor • Continuous monitoring devices for preventive healthcare • Local health centers to operate with handheld intelligent devices OTT • Original audio and video content and curated content comprised of global movies, web series and unscripted programs • On - demand and interactive content, that is personalized based on health & behavior pattern Our Offerings TELECAST / MULTICAST (IPTV) • 450+ linear TV channels • IPTV device ready for deployment - Converting regular TV to Smart TV • Value - added content - online gaming, health programs, etc. Potential for repeatable and scalable offerings

Lytus provides its retail and commercial customers with monthly subscription - based linear video services and Internet services Customer base is primarily located in the following metro areas in India: Mumbai, Hyderabad, Calcutta, New Delhi, and Allahabad 450+ Linear SD/HD channels through various content providers such as Star TV (Disney), Zee TV, Sony, Times Broadcasting, Discovery and others. Exclusive agreement with a Hollywood studio to co - produce or exclusively license original content Dedicated channels for gamified fitness and health programs, podcasts and others. Streaming : Telecast / Multicast (IPTV) Services Subscription Customers Programming Exclusive content Add - Ons

Smart OTT – SVOD With Hyper Personalization • International movies, series and award winning documentaries from around the world that are critically acclaimed and hard to find. • Exclusive streaming channels and programs with hyper - personalization, that curate playlists for subscribers to achieve their health goals. World Movies World Series Award Winning Docs

To provide telemedicine solutions for the growing medical needs in the US and India Lytus through the US Sub - Global Health Services (“GHSI”) offers telemedicine services to customers Ready to launch telemedicine in India using advanced technology platform in conjunction with Lytus’s pioneering local health center network Offering basic healthcare monitoring with the help of smart devices, software systems and diagnostic / examination support services Our existing customer base and access to a significant connected infrastructure enables us to provide telemedicine services for the health needs for two million families TELEMEDICINE Value Proposition Services India Operations US Operations Focus

Patient Digital Agent Interaction iRPA & Machine Learning Deliverables Telemedicine Platform • Telemedicine program management and technology solutions to hospital networks, university medical schools, physician networks and individual practices • Proprietary delivery platform uses digital communication technologies using health parameter monitoring devices, video capabilities and data capture methodologies • Platform uses AI ecosystem assets including conversational computing, intelligent robotic process automation (iRPA), and machine learning (ML) • Platform currently rolled out in New Jersey, Illinois, Florida and Texas • Supports approximately 3,000 customers via 125 physician’s clinics and hospital networks

Value Proposition Across Platforms • Meeting the challenge of providing quality healthcare to the population of India, to meet the WHOs advised doctor to population ratio of 1 : 1 , 000 . • COVID - 19 has established the importance of telemedicine and connected devices in achieving the goal of universal healthcare . • Lytus’s telemedicine platform is rolling out when the need for quality remote healthcare in India is high . • E nabling cable operators to provide on demand video services using OTT apps along with linear channels in the form of IPTV through advanced ATV STBs having both OTT unicast as well as IPTV multicast capabilities . • Deploying FTTH G - PON technology to provide a variety of platform services . • Innovative use of technology to reduce the CDN cost . TELEMEDICINE SERVICES OTT

Competition / Peers TELEMEDICINE SERVICES OTT Lytus is unique in that it offers Telecast, Telemedicine and OTT services to its customers under one umbrella. Lytus’s peers in each segment are :

Strategic Advantages Extensive reach and Scale in US and India Highly differentiated, Complementary Products Powerful, Long - term customer Relationships Significant barriers to market entry for competitors due to exclusive access to LHC network Powerful tech - based platform Experienced and seasoned leadership

Financial Highlights 5.7 126.41 5.7 Financial Performance Takeaways • Regular and Recurring Income - Base from Existing Customers • Positive Net Income • Customer Offerings Expanding Particulars FY2020 FY2021 6mth 2022 Subscribers 1.81 mn 1.93 mn 1.93 mn Income 15.76 mn 16.55 mn 8.01 mn EBITDA 15.46 mn 14.20 mn 6.89 mn Financial Highlights

Capitalization Table Beneficial Ownership Prior to Offering Beneficial Ownership After Offering Name of Beneficial Owner Common Shares Percentage Percentage Dharmesh Pandya 28,842,578 84.4 78.2 Shreyas Shah 307,691 Jagjit Singh Kohli 3,076,923 9.0 8.3 All officers and directors as a group 32,227,192 94.4 87.4 5% or greater beneficial owners Lytus Trust 2,621,371 7.7 7.1 02/28/2022

Lytus Technologies Holdings PVT. LTD. (BVI) Global Health Sciences, Inc. Lytus Technologies Private Limited USA Telemedicine USA Connected Devices USA Medical Research DDC CATV Network Private Limited Corporate Structure India Telemedicine India Connected Devices India Streaming / Telecast 75% 100% 51%

Why • Established customer base in two of the biggest high growth markets: the US and India. • Strong business model, COVID tested, repeatable and scalable across geographies. • Unique customer conversion strategy, subscriber growth and additional value - added services. • Present CAGR (streaming business) greater than 5%, Expected CAGR (streaming and telemedicine business) approximately at 24%. Hyper - personalization OTT (Over The Top) Service Profitable Existing loyal subscriber base Ready access to upsell new services Serving post - COVID market Lytus poised for rapid growth Established U.S business model with 30,000 RPM (Remote Patient Monitoring) orders in hand Vast health and wellness content

Contacts

Dharmesh Pandya
Chief Executive Officer
+1 (908) 420-6712
Dharmesh@lytuscorp.com

Jagjit Singh Kohli
Director
+91-98204 00696
Jagjit@lytuscorp.com

Shreyas Shah
Chief Financial Officer
+91-77770 44778
Shreyas@lytuscorp.com

LYTUS TECHNOLOGIES